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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ABBOTT LABORATORIES
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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	(2)	Form, Schedule or Registration Statement No.:
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Abbott Laboratories
100 Abbott Park Road
Abbott Park, Illinois 60064-6400 U.S.A.

Cover:

Chicago native, Tecela Harris, first experienced symptoms of rheumatoid arthritis at her senior prom, when the pain in her joints was unbearable. After 18 years of trying numerous medicines without improvement, Tecela was prescribed Humira®. With just two injections, she experienced a dramatic improvement and has energy again—working full time, spending time with her husband, caring for her newborn son, and taking walks with her father.

Your Vote
Is Important

Please sign and promptly return your
proxy in the enclosed envelope or vote
your shares by telephone or using the Internet.

Notice of Annual Meeting
of Shareholders

The Annual Meeting of the Shareholders of Abbott Laboratories will be held at Abbott's headquarters, 100 Abbott Park Road, at the intersection of Route 137 and Waukegan Road, Lake County, Illinois, on Friday, April 23, 2004, at 9:00 a.m. for the following purposes:

•
To elect 13 directors to hold office until the next Annual Meeting or until their successors are elected (Item 1 on the proxy card);

•
To ratify the appointment of Deloitte & Touche LLP as auditors of Abbott for 2004 (Item 2 on the proxy card); and

•
To transact such other business as may properly come before the meeting, including consideration of shareholder proposals concerning: prescription drugs, political contributions, option grants for senior executives, and global infectious diseases, if such proposals are presented at the meeting (Items 3, 4, 5, and 6 on the proxy card).

The board of directors recommends that you vote FOR Items 1 and 2 on the proxy card.

The board of directors recommends that you vote AGAINST Items 3, 4, 5, and 6 on the proxy card.

The close of business February 25, 2004 has been fixed as the record date for determining the shareholders entitled to receive notice of and to vote at the Annual Meeting.

Admission to the meeting will be by admission card only. If you plan to attend, please complete and return the reservation form on the back cover, and an admission card will be sent to you. Due to space limitations, reservation forms must be received before April 16, 2004. Each admission card admits one person. A shareholder may request two admission cards.

By order of the board of directors.

LAURA J. SCHUMACHER
 Secretary

March 9, 2004

Abbott Laboratories

Proxy Statement

Solicitation of Proxies

The accompanying proxy is solicited on behalf of the board of directors for use at the Annual Meeting of Shareholders. The meeting will be held on April 23, 2004, at Abbott's headquarters, 100 Abbott Park Road, at the intersection of Route 137 and Waukegan Road, Lake County, Illinois. This proxy statement and the accompanying proxy card are being mailed to shareholders on or about March 9, 2004.

Information about the Annual Meeting

Who Can Vote

Shareholders of record at the close of business on February 25, 2004 will be entitled to notice of and to vote at the Annual Meeting. As of January 31, 2004, Abbott had 1,563,582,747 outstanding common shares, which are Abbott's only outstanding voting securities. All shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters.

Cumulative Voting

Cumulative voting allows a shareholder to multiply the number of shares owned by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. Nominees who receive the greatest number of votes will be elected. If you wish to cumulate your votes, you must sign and mail in your proxy card or attend the Annual Meeting.

Voting by Proxy

All of Abbott's shareholders may vote by mail or at the Annual Meeting. The bylaws provide that a shareholder may authorize no more than two persons as proxies to attend and vote at the meeting. Most of Abbott's shareholders may also vote their shares by telephone or the Internet. If you vote by telephone or the Internet, you do not need to return your proxy card. The instructions for voting by telephone or the Internet can be found with your proxy card.

Revoking a Proxy

You may revoke your proxy by voting in person at the Annual Meeting or, at any time prior to the meeting:

•
by delivering a written notice to the secretary of Abbott,

•
by delivering an authorized proxy with a later date, or

•
by voting by telephone or the Internet after you have given your proxy.

Discretionary Voting Authority

Unless authority is withheld in accordance with the instructions on the proxy, the persons named in the proxy will vote the shares covered by proxies they receive to elect the 13 nominees named in Item 1 on the proxy card. Should a nominee become unavailable to serve, the shares will be voted for a substitute designated by the board of directors, or for fewer than 13 nominees if, in the judgment of the proxy holders, such action is necessary or desirable. The persons named in the proxy may also decide to vote shares cumulatively so that one or more of the nominees may receive fewer votes than the other nominees (or no votes at all), although they have no present intention of doing so.

Where a shareholder has specified a choice for or against the ratification of the appointment of Deloitte & Touche LLP as auditors, or the approval of a shareholder proposal, or where the shareholder has abstained on these matters, the shares represented by the proxy will be voted (or not voted) as specified. Where no choice has been specified, the proxy will be voted FOR ratification of Deloitte & Touche LLP as auditors and AGAINST the shareholder proposals.

With the exception of matters omitted from this proxy statement pursuant to the rules of the Securities and Exchange Commission, the board of directors is not aware of any other issue which may properly be brought before the meeting. If other matters are properly brought before the meeting, the accompanying proxy will be voted in accordance with the judgment of the proxy holders.

Quorum and Vote Required to Approve Each Item on the Proxy

A majority of the outstanding shares entitled to vote on a matter, represented in person or by proxy, constitutes a quorum for consideration of that matter at the meeting. The affirmative vote of a majority of the shares represented at the meeting and entitled to vote on a matter shall be the act of the shareholders with respect to that matter.

Effect of Broker Non-Votes and Abstentions

A proxy submitted by an institution such as a broker or bank that holds shares for the account of a beneficial owner may indicate that all or a portion of the shares represented by that proxy are not being voted with respect to a particular matter. This could occur, for example, when the broker or bank is not permitted to vote those shares in the absence of instructions from the beneficial owner of the stock. These "non-voted shares" will be considered shares not present and, therefore, not entitled to vote on that matter, although these shares may be considered present and entitled to vote for other purposes. Non-voted shares will not affect the determination of the outcome of the vote on any matter to be decided at the meeting. Shares represented by proxies which are present and entitled to vote on a matter but which have elected to abstain from voting on that matter will have the effect of votes against that matter.

Inspectors of Election

The inspectors of election and the tabulators of all proxies, ballots, and voting tabulations that identify shareholders are independent and are not Abbott employees.

Cost of Soliciting Proxies

Abbott will bear the cost of making solicitations from its shareholders and will reimburse banks and brokerage firms for out-of-pocket expenses incurred in connection with this solicitation. Proxies may be solicited by mail or in person by directors, officers, or employees of Abbott and its subsidiaries.

Abbott has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies, at an estimated cost of $17,500 plus reimbursement for reasonable out-of-pocket expenses.

Confidential Voting

It is Abbott's policy that all proxies, ballots, and voting tabulations that reveal how a particular shareholder has voted be kept confidential and not be disclosed, except:

•	where disclosure may be required by law or regulation,
•	where disclosure may be necessary in order for Abbott to assert or defend claims,
•	where a shareholder provides comments with a proxy,
•	where a shareholder expressly requests disclosure,
•	to allow the inspectors of election to certify the results of a vote, or
•	in other limited circumstances, such as a contested election or proxy solicitation not approved and recommended by the board of directors.

Information Concerning Security Ownership

On January 31, 2004, the Abbott Laboratories Stock Retirement Trust, c/o Abbott Laboratories, 100 Abbott Park Road, Abbott Park, Illinois 60064-6400, held 82,091,920 of Abbott's common shares (approximately 5.3 percent of the outstanding common shares). These shares were held for the individual accounts of approximately 43,422 employees and other plan participants who participate in the Abbott Laboratories Stock Retirement Plan. The Stock Retirement Trust is administered by both a trustee and three co-trustees. The trustee of the Trust is Putnam Fiduciary Trust Company. The co-trustees are T. C. Freyman, T. C. Kearney, and T. M. Wascoe, officers of Abbott. The voting power with respect to the shares owned by the Trust is held by and shared between the co-trustees and the participants. The co-trustees must solicit voting instructions from the participants and follow the voting instructions they receive. The co-trustees may use their own discretion with respect to those shares for which no voting instructions are received. The individual participants have investment power over these shares, as provided by the terms of the Trust. The Trust Agreement is of unlimited duration. The co-trustees are also fiduciaries for certain other employee benefit trusts maintained by Abbott and have shared voting and/or investment power with respect to the 3,338,597 common shares (approximately .2 percent of the outstanding shares of Abbott) held by those trusts.

Information Concerning Nominees for Directors (Item 1 on Proxy Card)

Thirteen directors are to be elected to hold office until the next Annual Meeting or until their successors are elected. All of the nominees are currently serving as directors.

Nominees for Election as Directors

Roxanne S. Austin                                     Age 43                                  Director since 2000

Former President and Chief Operating Officer, DIRECTV, Inc., El Segundo, California
(Digital Satellite Television Service Provider)

Mrs. Austin served as president and chief operating officer of DIRECTV, Inc. from June 2001 to December 2003. She also served as executive vice president of Hughes Electronics Corporation and as a member of its executive committee until December 2003. From 1997 to June 2001, Mrs. Austin was the corporate senior vice president and chief financial officer of Hughes Electronics Corporation. Mrs. Austin served as Hughes Electronics' vice president, treasurer, chief accounting officer and controller from December 1996 to July 1997, as its vice president, treasurer, and controller from July 1996 to December 1996, and as its vice president and controller from July 1993 to July 1996. Prior to joining Hughes, Mrs. Austin was a partner at the accounting firm Deloitte and Touche. Mrs. Austin earned her B.B.A. degree in accounting from the University of Texas at San Antonio. She is a member of Financial Executives International, the California State Society of Certified Public Accountants, and the American Institute of Certified Public Accountants, and serves on the board of trustees of the California Science Center. Mrs. Austin serves on the board of directors of Target Corporation.

H. Laurance Fuller                                     Age 65                                  Director since 1988

Retired Co-Chairman of the Board, BP Amoco, p.l.c., London, United Kingdom
(Integrated Petroleum and Chemicals Company)

Mr. Fuller was elected president of Amoco Corporation in 1983 and chairman and chief executive officer in 1991. As the result of the merger of British Petroleum, p.l.c. and Amoco effective December 31, 1998, he became co-chairman of BP Amoco, p.l.c. He retired from that position in April 2000. He is a director of Cabot MicroElectronics Corporation, Motorola, Inc., and the Rehabilitation Institute of Chicago, and a trustee of The Orchestral Association and Cornell University.

Richard A. Gonzalez                                   Age 50                                  Director since 2001

President and Chief Operating Officer, Medical Products Group, Abbott Laboratories

Mr. Gonzalez was elected Abbott's president and chief operating officer, medical products group in 2001. He served as executive vice president, medical products from 2000 to 2001, as senior vice president, hospital products from 1998 to 2000, and as vice president, Abbott HealthSystems division from 1995 to 1998. Mr. Gonzalez joined Abbott in 1977. He received his bachelor's degree in biochemistry from the University of Houston and his master's degree in biochemistry from the University of Miami. He serves on the board of directors of the John G. Shedd Aquarium and the Lyric Opera of Chicago.

Jack M. Greenberg                                   Age 61                                  Director since 2000

Retired Chairman and Chief Executive Officer, McDonald's Corporation, Oak Brook, Illinois (Developer, Operator, and Franchisor of a Worldwide System of Restaurants)

At the end of 2002, Mr. Greenberg retired as chairman and chief executive officer of McDonald's Corporation. He had served as McDonald's chairman since May 1999 and as its chief executive officer since August 1998. Mr. Greenberg served as McDonald's president from August 1998 to May 1999, and as its vice-chairman from December 1991 to 1998. Mr. Greenberg also served as chairman (from October 1996) and chief executive officer (from July 1997) of McDonald's USA until August 1998. Mr. Greenberg is a graduate of DePaul University's School of Commerce and School of Law. He is a member of the American Institute of Certified Public Accountants, the Illinois CPA Society and the Chicago Bar Association. Mr. Greenberg is a director of The Allstate Corporation, First Data Corporation, Hasbro, Inc., Manpower, Inc., and Quintiles Transnational Corp. He is also a member of the board of trustees of Ronald McDonald House Charities, DePaul University, the Field Museum, and the Chicago Symphony Orchestra.

Jeffrey M. Leiden, M.D.,  Ph.D.               Age 48                                  Director since 1999

President and Chief Operating Officer, Pharmaceutical Products Group, Abbott Laboratories

Dr. Leiden was elected Abbott's president and chief operating officer, pharmaceutical products group in 2001. He served as executive vice president, pharmaceuticals and chief scientific officer from 2000 to 2001. From July 1999 until July 2000, Dr. Leiden was Elkan R. Blout Professor of Biological Sciences, Harvard School of Public Health and Professor of Medicine, Harvard Medical School. From 1992 until July 1999, he was the Frederick H. Rawson Professor of Medicine and Pathology and Chief of the Section of Cardiology at the University of Chicago. He is currently a member of the American Society of Clinical Investigation and the American Association of Physicians and serves on the board of directors of the Ravinia Festival, the Museum of Science and Industry, and the Penn Medicine Board of the University of Pennsylvania. In 2001, he was elected a fellow of the American Academy of Arts and Sciences and a member of the Institute of Medicine of the National Academy of Sciences.

The Rt. Hon. Lord Owen CH                  Age 65                                  Director since 1996

Executive Chairman of Global Natural Energy, p.l.c., London, United Kingdom
(Owner and Operator of Gasoline Retailing Sites)

David Owen is a British subject. He has been executive chairman of Global Natural Energy p.l.c. since 1995. He was a neurologist and Research Fellow on the Medical Unit of St. Thomas' Hospital, London, from 1965 through 1968 and a member of Parliament for Plymouth in the House of Commons from 1966 until he retired in May of 1992. In 1992, he was created a Life Peer and a Member of the House of Lords. In August of 1992, the European Union appointed him Co-Chairman of the International Conference on Former Yugoslavia. He stepped down in June of 1995. Lord Owen was Secretary for Foreign and Commonwealth Affairs from 1977 to 1979 and Minister of Health from 1974 to 1976. He also serves as chairman of Yukos International UK B.V., and Chairman of Europe Steel p.l.c.

Boone Powell Jr.                                         Age 67                                 Director since 1985

Retired Chairman, Baylor Health Care System, Dallas, Texas

Mr. Powell had been associated with Baylor University Medical Center since 1980 when he was named president and chief executive officer. In August 2001, Mr. Powell retired from his position as Chairman of Baylor Health Care System. Prior to joining Baylor, he was president of Hendrick Medical Center in Abilene, Texas. He is a director of Comerica Bank-Texas, U.S. Oncology, and United Surgical Partners International and a fellow of the American College of Health Care Executives. Mr. Powell is a graduate of Baylor University. He received a master's degree in hospital administration from the University of California.

Addison Barry Rand                                    Age 59                                  Director since 1992

Chairman and Chief Executive Officer, Equitant, Stamford, Connecticut (Provider of Financial Outsourcing Solutions)

Mr. Rand has served as chairman and chief executive officer of Equitant since February 2003. Mr. Rand served as chairman and chief executive officer of Avis Group Holdings, Inc. from November 1999 to March 2001. He served as executive vice president of Worldwide Operations, Xerox Corporation (a document processing, products and services company), from 1992 through 1998. Mr. Rand earned a bachelor's degree from American University and master's degrees in business administration and management sciences from Stanford University. He has also been awarded several honorary doctorate degrees. Mr. Rand serves as a director of Agilent Technologies, Inc., Aspect Communications, Inc., and AT&T Wireless Services, Inc. He is also a member of the Board of Trustees for Howard University. Mr. Rand is an elected member of the National Sales/Marketing Hall of Fame.

W. Ann Reynolds,  Ph.D.                           Age 66                                  Director since 1980

Retired Director, Center for Community Outreach and Development, The University of Alabama at Birmingham, Birmingham, Alabama

At the end of 2003, Dr. Reynolds retired as director, Center for Community Outreach and Development, The University of Alabama at Birmingham. She had served in that position since 2002 and as the university's president from 1997 to 2002. From 1990 to 1997, Dr. Reynolds served as chancellor of The City University of New York. Prior to that, she served as chancellor of The California State University, chief academic officer of Ohio State University and associate vice chancellor for research and dean of the graduate college of the University of Illinois Medical Center. She also held appointments as professor of anatomy, research professor of obstetrics and gynecology, and acting associate dean for academic affairs at the University of Illinois College of Medicine. Dr. Reynolds is a graduate of Emporia State University (Kansas) and holds M.S. and Ph.D. degrees in zoology from the University of Iowa. She is also a director of Humana Inc., Maytag Corporation, Owens-Corning and the Champaign-Urbana News Gazette.

Roy S. Roberts                                              Age 64                                 Director since 1998

Managing Director, Reliant Equity Investors, Chicago, Illinois (Venture Capital Firm)

Mr. Roberts has served as managing director of Reliant Equity Investors since September 2000. Mr. Roberts retired from General Motors in April 2000. At the time of his retirement, he was group vice president for North American Vehicle Sales, Service and Marketing of General Motors Corporation, having been elected to that position in October 1998. Prior to that time, he was vice president and general manager in charge of Field Sales, Service and Parts for the Vehicle Sales, Service and Marketing Group from August 1998 to October 1998, general manager of the Pontiac-GMC Division from February 1996 to October 1998, and general manager of the GMC Truck Division from October 1992 to February 1996. Mr. Roberts first joined General Motors Corporation in 1977 and became a corporate officer of General Motors Corporation in April 1987. Mr. Roberts earned a bachelor's degree from Western Michigan University. He serves as a director of Burlington Northern Santa Fe Corporation; as Trustee Emeritus at Western Michigan University; as president and on the National Board of Directors for the Boy Scouts of America; and on the National Board of The College Fund/UNCF.

William D. Smithburg                                Age 65                                  Director since 1982

Retired Chairman, President and Chief Executive Officer, The Quaker Oats Company, Chicago, Illinois (Worldwide Food Manufacturer and Marketer of Beverages and Grain-Based Products)

Mr. Smithburg retired from Quaker Oats in October 1997. Mr. Smithburg joined Quaker Oats in 1966 and became president and chief executive officer in 1981, and chairman and chief executive officer in 1983 and also served as president from November 1990 to January 1993 and again from November 1995. Mr. Smithburg was elected to the Quaker board in 1978 and served on its executive committee until he retired. He is a director of Smurfit-Stone Container Corporation, Northern Trust Corporation, and Corning Incorporated. He is a member of the board of trustees of Northwestern University. Mr. Smithburg earned a B.S. degree from DePaul University and an M.B.A. degree from Northwestern University.

John R. Walter                                             Age 57                                 Director since 1990

Retired President and Chief Operating Officer, AT&T Corporation, Basking Ridge, New Jersey (Telecommunications Company); and Former Chairman and Chief Executive Officer, R. R. Donnelley & Sons Company, Chicago, Illinois (Printing Company)

Mr. Walter served as president and chief operating officer of AT&T Corporation from October 1996 to July 1997. Prior to that time, he was chairman, president and chief executive officer of R. R. Donnelley & Sons Company, a printing company. He was elected chairman of the board and chief executive officer in 1989 and president in 1987. He holds a bachelor's degree from Miami University of Ohio. Mr. Walter serves as a director of Acceris Incorporated, Deere & Company, Manpower, Inc., SNP Corporation of Singapore, and Vasco Data Security International. He is a trustee of Northwestern University and a director of Evanston Northwestern Healthcare and Steppenwolf Theatre.

Miles D. White                                             Age 48                                 Director since 1998

Chairman of the Board and Chief Executive Officer, Abbott Laboratories

Mr. White has served as Abbott's chairman of the board and chief executive officer since 1999. He served as an executive vice president of Abbott from 1998 to 1999, as senior vice president, diagnostics operations from 1994 to 1998, and as vice president, diagnostics systems operations from 1993 to 1994. Mr. White joined Abbott in 1984. He received both his bachelor's degree in mechanical engineering and M.B.A. degree from Stanford University. He serves on the board of trustees of The Culver Educational Foundation, The Field Museum in Chicago, and Northwestern University and is deputy chair of the board of directors of the Federal Reserve Bank of Chicago.

The Board of Directors and its Committees

The Board of Directors

The board of directors, which held eleven meetings in 2003, currently has thirteen members. All ten of Abbott's non-employee directors meet the New York Stock Exchange listing standards for independence. The average attendance of all directors at board and committee meetings in 2003 was 96 percent. Abbott encourages its board members to attend the annual shareholders meeting. Last year, all of Abbott's directors attended the annual shareholders meeting.

Committees of the Board of Directors

The board of directors has five committees established in Abbott's bylaws: the executive committee, audit committee, compensation committee, nominations and governance committee, and public policy committee. Each of the members of the audit committee, compensation committee, nominations and governance committee, and public policy committee meets the New York Stock Exchange listing standards for independence.

The executive committee, whose members are M. D. White, chairman, H. L. Fuller, J. M. Greenberg, W. A. Reynolds, and W. D. Smithburg, held one meeting in 2003. This committee may exercise all the authority of the board in the management of Abbott, except for matters expressly reserved by law for board action.

The audit committee, whose members are J. M. Greenberg, chairman, R. S. Austin, D. A. L. Owen, B. Powell Jr., and J. R. Walter, held seven meetings in 2003. The committee is governed by a written charter, a copy of which is attached as Exhibit A to this proxy statement. The committee's responsibilities are described in its charter. Each of the members of the audit committee is financially literate, as required of audit committee members by the New York Stock Exchange. The board of directors has determined that both J. M. Greenberg, the committee's chairman, and R. S. Austin are "audit committee financial experts." A copy of the report of the audit committee is on page 19.

The compensation committee, whose members are W. D. Smithburg, chairman, H. L. Fuller, J. M. Greenberg, B. Powell Jr., and A. B. Rand, held four meetings in 2003. The committee is governed by a written charter. This committee assists the board of directors in carrying out the responsibilities of the board relating to the compensation of Abbott's executive officers and directors by discharging the responsibilities set forth in its charter. A copy of the report of the compensation committee is on pages 12 and 13.

The nominations and governance committee, whose members are H. L. Fuller, chairman, D. A. L. Owen, A. B. Rand, W. A. Reynolds, and R. S. Roberts, held two meetings in 2003. The committee is governed by a written charter. This committee assists the board of directors in identifying individuals qualified to become board members and recommends to the board the nominees for election as directors at the next annual meeting of shareholders, recommends to the board the persons to be elected as officers of Abbott, develops and recommends to the board the corporate governance guidelines applicable to Abbott, and serves in an advisory capacity to the board and the chairman of the board on matters of organization, management succession plans, major changes in the organizational structure of Abbott and the conduct of board affairs. The process used by this committee to identify a nominee depends on the qualities being sought. Board members should have backgrounds that when combined provide a portfolio of experience and knowledge that will serve Abbott's governance and strategic needs. Board candidates will be considered on the basis of a range of criteria, including broad-based business knowledge and relationships, prominence and excellent reputations in their primary fields of endeavor, as well as a global business perspective and commitment to good corporate citizenship. Directors should have demonstrated experience and ability that is relevant to the board of director's oversight role with respect to Abbott's business and affairs. A shareholder may recommend persons as potential nominees for director by complying with the procedures on page 26.

The public policy committee, whose members are W. A. Reynolds, chair, R. S. Austin, W. D. Smithburg, R. S. Roberts, and J. R. Walter, held two meetings in 2003. This committee has an advisory role with respect to public policy, regulatory, and governmental affairs issues that affect Abbott.

Communicating with the Board of Directors

You may communicate with the board of directors by writing a letter to the chairman of the board, to the chairman of the nominations and governance committee, who normally presides at the meetings of the independent directors, or to the independent directors c/o Abbott Laboratories, 100 Abbott Park Road, D-364, AP6D, Abbott Park, Illinois 60064-6400 attention: corporate secretary. The general counsel or corporate secretary will regularly forward to the addressee all letters relevant to the running of the business.

Corporate Governance Materials

Abbott's corporate governance guidelines, outline of directorship qualifications, code of business conduct and the charters of Abbott's audit committee, compensation committee, and nominations and governance committee are all available in the corporate governance section of Abbott's investor relations website (www.abbottinvestor.com).

Compensation of Directors

Abbott employees are not compensated for serving on the board or board committees. Abbott's non-employee directors are compensated for their service under the Abbott Laboratories Non-Employee Directors' Fee Plan and the Abbott Laboratories 1996 Incentive Stock Program.

Under the Abbott Laboratories Non-Employee Directors' Fee Plan, non-employee directors earn $6,667 for each month of service as director and $1,000 for each month of service as a chairman of a board committee. Fees earned under this Plan are paid in cash to the director, paid in the form of non-qualified stock options (based on an independent appraisal of their fair market value), or deferred (as a non-funded obligation of Abbott or paid into a grantor trust established by the director) until payments commence (generally at age 65 or upon retirement from the board of directors). The director may elect to have deferred fees credited to either a guaranteed interest account at the prime rate plus 2.25 percent or to a stock equivalent account that earns the same return as if the fees were invested in Abbott stock. If necessary, Abbott contributes funds to a director's trust so that as of year-end the stock equivalent account balance (net of taxes) is not less than seventy-five percent of the value of Abbott common stock. Abbott pays the director for any tax owed on the income earned by the trust or any supplemental contribution to the trust by Abbott.

Under the Abbott Laboratories 1996 Incentive Stock Program, each non-employee director who is elected to the board of directors at the annual shareholder meeting earns a restricted stock award with a fair market value on the date of the award closest to, but not exceeding $65,000. In 2003, this was 1,632 shares. The non-employee directors are entitled to vote these shares and receive all dividends paid on the shares. The shares are nontransferable prior to termination, retirement from the board, death, or a change in control of Abbott.

Security Ownership of Executive Officers and Directors

The table below reflects the number of common shares beneficially owned by the chief executive officer and the four other most highly paid executive officers (the "named officers"), the directors, and all directors and executive officers of Abbott as a group as of January 31, 2004. It also reflects the number of equivalent stock units held by non-employee directors under the Abbott Laboratories Non-Employee Directors' Fee Plan.

Name	Shares Beneficially Owned, Excluding Options (1)(2)	Equivalent Stock Units

Roxanne S. Austin	5,267	0

William G. Dempsey	131,710	0

Thomas C. Freyman	180,671	0

H. Laurance Fuller	33,057	41,279

Richard A. Gonzalez	249,527	0

Jack M. Greenberg	5,267	0

Jeffrey M. Leiden, M.D., Ph.D.	233,949	0

The Lord Owen CH	12,508	5,284

Boone Powell Jr.	34,330	68,838

Addison Barry Rand	20,559	590

W. Ann Reynolds, Ph.D.	33,660	64,321

Roy S. Roberts	9,915	0

William D. Smithburg	51,539	96,779

John R. Walter	25,999	26,809

Miles D. White	520,045	0

All directors and executive officers as a group (3)(4)	2,478,353	303,900

(1)
The table excludes unexercised option shares which are exercisable within 60 days after January 31, 2004, as follows: R. S. Austin, 6,267; W. G. Dempsey, 470,115; T. C. Freyman, 320,001; H. L. Fuller, 41,306; R. A. Gonzalez, 999,965; J. M. Greenberg, 15,843; J. M. Leiden, 850,000; D. A. L. Owen, 23,889; A. B. Rand, 8,115; W. A. Reynolds, 41,990; R. S. Roberts, 28,041; W. D. Smithburg, 33,203; J. R. Walter, 37,629; M. D. White, 2,461,908; and all directors and executive officers as a group, 7,653,047.

(2)
The table includes the shares held in the officers' accounts in the Abbott Laboratories Stock Retirement Trust as follows: W. G. Dempsey, 9,831; T. C. Freyman, 15,954; R. A. Gonzalez, 16,573; J. M. Leiden, 601; M. D. White, 13,781; and, all executive officers as a group, 149,287. Each officer has shared voting power and sole investment power with respect to the shares held in his account.

(3)
As described under "Information Concerning Security Ownership" on page 3, certain executive officers of Abbott are fiduciaries of several employee benefit trusts maintained by Abbott. As such, they have shared voting and/or investment power with respect to the common shares held by those trusts. The table does not include the shares held by the trusts. As of January 31, 2004, these trusts owned a total of 85,430,517 (5.5%) of the outstanding shares of Abbott.

(4)
Excluding the shared voting and/or investment power over the shares held by the trusts described in footnote 3, the directors and executive officers as a group together own beneficially less than one percent of the outstanding shares of Abbott.

Executive Compensation

Report of the Compensation Committee

The Compensation Committee of the Board of Directors is composed entirely of directors who have never been employees of the corporation and who satisfy the independence requirements of the New York Stock Exchange, Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Internal Revenue Code of 1986, as amended. The committee is responsible for reviewing, setting and administering the compensation of Abbott's Chief Executive Officer, other executive officers and directors including all policies and programs that govern annual compensation, long-term incentives and stock ownership programs.

The foundation of the executive compensation program is based on principles designed to help align the corporation's business strategy, values and management initiatives with shareholder interests. The Committee reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers, evaluates performance in light of those goals and objectives and sets the Chief Executive Officer's and other executive officer compensation based on that evaluation.

The Company's compensation program:

  •
  Integrates compensation programs which link total shareholder return with both the corporation's annual and long-term strategic planning and measurement processes.

  •
  Supports a performance-oriented environment that rewards actual performance that is related to both goals and performance of the corporation as compared to that of industry performance levels.

  •
  Helps attract and retain key executives who are critical to the long-term success of the corporation.

The key components of the compensation program are base salary, annual incentive awards, and long-term incentive awards comprised of various forms of performance based equity awards. These components are administered with the goal of providing total compensation that is competitive in the marketplace, recognizes meaningful differences in individual performance, and varies the opportunity based on individual and corporate performance. In determining the long-term incentive component of the Chief Executive Officer's and other executive officers compensation, the Committee considers the Company's performance and relative shareholder return, the value of similar incentive awards to executives at comparable companies, and the awards given to the Chief Executive Officer and other executive officers in past years.

The marketplace is defined by comparing the corporation's pay practices to a group of major corporations with similar characteristics, including industry and technology emphasis. These companies are included in the Standard and Poor's Health Care-500. A select group of non-healthcare companies chosen for size and performance comparability to the corporation is used as a secondary source of comparison.

Using compensation survey data from the comparison groups, a target for total compensation and each of its elements—base, annual incentive and long-term equity-based compensation—is established. The intent is to deliver competitive total compensation that varies appropriately based on the corporation's relative performance. To achieve this objective, a substantial portion of executive pay is delivered through performance-related variable compensation programs, which are based upon achievement of the corporation's goals. Each year the Committee reviews the elements of executive compensation to ensure that the total compensation program, and each of its elements, meets the overall objectives discussed above.

In 2003, total compensation was paid to executives based on individual performance and on the extent to which the business plans for the corporation and their areas of responsibility were achieved or exceeded. In 2003, the Company had to balance pressures on financial resources with the need to invest in a number of areas, such as R&D and marketing programs and manufacturing expansion. As a result, in 2003, the Company decided, among other actions, to delay merit increases of U.S. employees by six months and entirely forego merit increases for the Chief Executive Officer and other executive officers.

The Abbott Performance Incentive Plan (PIP) and Management Incentive Plan (MIP) are annual incentive plans designed to reward executives when the Company achieves certain financial objectives and when each executive's area of responsibility meets its predetermined goals. These goals include financial elements such as consolidated net earnings, profitability, total sales and earnings per share. While many aspects of performance can be measured in financial terms, the Committee also evaluates the success of the management team in areas of performance that cannot be measured by traditional accounting tools, including the development and execution of strategic plans, the development of management and employees, including Abbott's diversity initiative and the exercise of leadership within the industry and in the communities that Abbott serves. All of these factors are collectively taken into account by management and the Committee when determining the appropriate level of annual incentive awards.

Each year, individual base award allocations are established for PIP participants as a percentage of consolidated net earnings. Each year, individual incentive targets are established for MIP participants based on competitive survey data from the group of companies discussed above. Under the MIP, 40% of a participant's target incentive award is attributable to corporate performance relative to its Earnings Per Share target. The remainder of the incentive award is based on the Committee's overall assessment of each participant's achievement of the predetermined goals discussed above. As noted above, awards are paid at levels commensurate with Company and individual performance and relative to peer group companies.

In 2003, the corporation achieved its predetermined financial goals. As a result, each PIP participant's final award allocation and each MIP participant's incentive award were based on the corporation's financial goal achievement and the committee's overall assessment of each participant's achievement of the predetermined goals discussed above.

To motivate and reward its executives and managers and to directly align key employee and shareholder interests, the corporation has provided long-term incentives in the form of equity participation for many years. Grants of stock options, replacement stock options and restricted stock awards are important parts of this relationship. To ensure this objective is achieved, executives follow fixed stock ownership guidelines.

Targeted ranges for equity awards are determined taking into account competitive practice among the comparison companies noted above. Equity participation targets are set based on established salary ranges and vary based on performance. As noted above, the target ranges are established such that equity awards are appropriately scaled to the performance of the company within its peer group.

Actual individual equity awards are determined based on the established competitive target ranges and, as noted above, the Committee's overall assessment of individual performance, the options and restricted stock previously granted and the aggregate size of current awards.

Taking into consideration the Company's performance as described above, in February 2003 the Committee granted Mr. White, the corporation's Chairman and Chief Executive Officer, a stock option grant.

Further, as reflected in the corporation's financial statements, Abbott's performance in 2003 included strong growth in sales, earnings and stock price. The Committee therefore determined that Mr. White met or exceeded all significant strategic and financial goals. In light of this performance the Committee determined to award Mr. White a bonus of $1,750,000.

It is the Committee's policy to establish and maintain compensation programs for executive officers, which operate, in the best interests of the corporation and its stockholders in achieving the corporation's long-term business objectives. To that end, the committee continues to assess the impact of the Omnibus Budget Reconciliation Act of 1993 on its executive compensation strategy and takes action to assure that appropriate levels of deductibility are maintained.

Compensation Committee

W. D. Smithburg, chairman, H. L. Fuller, J. M. Greenberg, B. Powell Jr., and A. B. Rand.

Summary Compensation Table

The following table summarizes compensation earned in 2003, 2002 and 2001 by the named officers.

		Annual Compensation			Long-term Compensation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)(2)	Securities Underlying Options/SARs (#)		All Other Compen- sation ($)(3)

Miles D. White Chairman of the Board, Chief Executive Officer and Director	2003 2002 2001	$1,564,961 1,497,388 1,445,662	$1,750,000 1,250,000 2,100,000	$84,122 66,068 104,247	$0 11,468,000 2,089,000	635,000 635,000 525,000 223,302	(4)	$78,248 74,869 68,719

Jeffrey M. Leiden, M.D., Ph.D. President and Chief Operating Officer, Pharmaceutical Products Group and Director	2003 2002 2001	882,692 807,408 619,569	970,000 680,000 700,000	70,602 65,854 17,837	0 8,314,300 0	450,000 450,000 250,000		44,135 40,371 7,200

Richard A. Gonzalez President and Chief Operating Officer, Medical Products Group and Director	2003 2002 2001	882,692 802,508 593,754	885,000 505,000 642,000	50,866 40,801 50,938	0 8,314,300 0	450,000 23,776 450,000 52,035 250,000 89,723	(4) (4) (4)	44,135 40,126 28,642

Thomas C. Freyman Executive Vice President, Finance and Chief Financial Officer	2003 2002 2001	585,577 493,327 372,843	589,000 375,000 364,000	8,027 11,265 972	0 1,433,500 492,450	100,000 90,000 100,000 55,075	(4)	29,279 24,666 17,925

William G. Dempsey Senior Vice President, Pharmaceutical Operations	2003 2002 2001	534,808 501,619 437,723	540,500 375,000 525,000	73,790 79,454 69,359	0 1,433,500 0	100,000 52,213 90,000 100,000 100,942	(4) (4)	26,740 25,081 20,897

(1)
In a typical year, such as 2002 and 2001, Abbott's U.S. salaried employees are paid on a bi-weekly 26 pay period schedule. 2003 included an extra pay period for Abbott's U.S. salaried employees resulting in salaries approximately 3.8 percent higher than a typical year having 26 pay periods.

(2)
The number and value of restricted shares held as of December 31, 2003, respectively, were as follows: M. D. White -240,000 / $11,184,000;
J. M. Leiden - 220,000 / $10,252,000;
R. A. Gonzalez - 165,000 / $7,689,000;
T. C. Freyman - 35,000 / $1,631,000; and
W. G. Dempsey - 25,000 / $1,165,000.
The officers receive all dividends paid on these shares.

(3)
These amounts are employer contributions made to the Stock Retirement Plan and made or accrued with respect to the 401(k) Supplemental Plan.

(4)
These options are replacement stock options. They are described in the table captioned "Options Granted in Last Fiscal Year" on page 15.

Stock Options

The following tables summarize the named officers' stock option activity during 2003.

Options Granted in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options/ SARs Granted (#)(1)	% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh.)	Expiration Date	Grant Date Present Value (2)

Miles D. White	635,000(3)	2.3%	$35.36	02/13/13	$5,543,550

Jeffrey M. Leiden, M.D., Ph.D.	450,000(3)	1.6%	35.36	02/13/13	3,928,500

Richard A. Gonzalez	450,000(3)	1.6%	35.36	02/13/13	3,928,500
Replacement Options:	23,776	0.1%	43.57	02/10/10	236,333

Thomas C. Freyman	100,000(3)	0.4%	35.36	02/13/13	873,000

William G. Dempsey	100,000(3)	0.4%	35.36	02/13/13	873,000
Replacement Options:	49,971 2,242	0.2% 0.0%	43.74 44.58	02/10/10 02/08/06	498,711 11,927

(1)
These options contain a replacement feature. When the option's exercise price is paid (or, in the case of a non-qualified stock option, when the option's exercise price or the withholding taxes resulting on exercise of that option are paid) with shares of Abbott's common stock, a replacement option is granted for the number of shares used to make that payment. The replacement option has an exercise price equal to the fair market value of Abbott's common stock on the date the replacement option is granted, is exercisable in full six months after the date of grant, and has a term expiring on the expiration date of the original option.

(2)
These values were determined using a Black-Scholes stock option valuation model. For options, other than replacement options, the model uses the following assumptions: expected volatility of 32%, dividend yield of 2.8%, risk-free interest of 2.7%, and option life of 5.4 years. For replacement options, the model uses the following assumptions: expected volatility ranging between 29% and 33%, dividend yield of 2.2%, risk-free interest ranging between 1.5% and 2.5%, and an option life equal to 54% of the option's remaining term. Expected volatility is based on the historic volatility of Abbott stock over a period prior to the option's grant equal to the option's expected life. Dividend yield is based on the option's exercise price and an annual dividend rate of $.98 per share. Risk-free interest is based on the rates available at the time of the grant for zero-coupon U.S. government issues with a remaining term equal to the option's expected life.

(3)
One-third of the shares covered by these options are exercisable after one year; two-thirds after two years; and all after three years.

Aggregated Option/SAR Exercises in Last Fiscal Year and Year-end Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-end (#)	Value of Unexercised In-the-Money Options/ SARs at Fiscal Year-end ($)
	Shares Acquired on Exercise (#)
Name		Value Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Miles D. White	0	$0	1,863,575 / 1,233,333	$6,369,626 / $7,137,400

Jeffrey M. Leiden, M.D., Ph.D.	0	0	466,667 / 833,333	591,000 / 5,058,000

Richard A. Gonzalez	27,119	240,546	592,856 / 857,109	482,301 / 5,130,041

Thomas C. Freyman	0	0	260,216 / 193,333	742,786 / 1,124,000

William G. Dempsey	61,701	620,518	323,477 / 245,546	405,101 / 1,271,446

Pension and Retirement Arrangements

Abbott and certain subsidiaries maintain a defined benefit pension plan known as the Abbott Laboratories Annuity Retirement Plan covering most employees in the United States, age 21 or older. Pension benefits are generally based on service and eligible earnings for the 60 consecutive months within the final 120 months of employment for which eligible earnings were highest. Pension benefits are partially offset for Social Security benefits.

The following table shows the estimated annual benefits payable to employees upon normal retirement. The amounts shown are computed on a straight life annuity basis without giving effect to Social Security offsets and include supplemental benefits under a nonqualified supplemental pension plan.

Pension Plan Table

	Years of Service
Remuneration	15	20	25	30	35

$900,000	$303,750	$405,000	$472,500	$499,500	$499,500
1,100,000	371,250	495,000	577,500	610,500	610,500
1,300,000	438,750	585,000	682,500	721,500	721,500
1,500,000	506,250	675,000	787,500	832,500	832,500
1,700,000	573,750	765,000	892,500	943,500	943,500
1,900,000	641,250	855,000	997,500	1,054,500	1,054,500
2,100,000	708,750	945,000	1,102,500	1,165,500	1,165,500
2,300,000	776,250	1,035,000	1,207,500	1,276,500	1,276,500
2,500,000	843,750	1,125,000	1,312,500	1,387,500	1,387,500
2,700,000	911,250	1,215,000	1,417,500	1,498,500	1,498,500
2,900,000	978,750	1,305,000	1,522,500	1,609,500	1,609,500
3,100,000	1,046,250	1,395,000	1,627,500	1,720,500	1,720,500
3,300,000	1,113,750	1,485,000	1,732,500	1,831,500	1,831,500
3,500,000	1,181,250	1,575,000	1,837,500	1,942,500	1,942,500
3,700,000	1,248,750	1,665,000	1,942,500	2,053,500	2,053,500

The compensation considered in determining the pensions payable to the named officers is the compensation shown in the "Salary" and "Bonus" columns of the Summary Compensation Table on page 14. Pensions accrued under the Annuity Retirement Plan are funded through the Abbott Laboratories Annuity Retirement Trust, established on behalf of all participants in that plan. Pensions accrued under the nonqualified supplemental pension plan with present values exceeding $100,000 are funded through individual trusts established on behalf of the officers who participate in that plan. During 2003, the following amounts, less applicable tax withholdings, were deposited in such individual trusts established on behalf of the named officers: M. D. White, $432,376; R. A. Gonzalez, $306,613; T. C. Freyman, $141,017; and W. G. Dempsey, $386,521. As of December 31, 2003, the years of service credited under the Plan for the named officers were as follows: M. D. White - 19; J. M. Leiden - 3; R. A. Gonzalez - 23; T. C. Freyman - 24; and W. G. Dempsey - 21.

Key Employee Retention

Abbott has change in control arrangements with its management team, in the form of change in control agreements for Abbott officers and a change in control plan for other key management personnel. The agreements with the named officers are described below.

The agreements with the named officers continue in effect until December 31, 2006, and at the end of each year will automatically be extended through the third year thereafter unless Abbott notifies the officer that the agreement will not be extended. The agreements also automatically extend for two years following any change in control (as defined in the agreements) that occurs while they are in effect. The agreements provide that if the officer is terminated other than for specified reasons or if the officer elects to terminate employment under certain circumstances during a potential change in control (as defined in the agreements) or within two years following a change in control of Abbott (including termination by the officer for any reason during the thirty-day window period which begins six months after the date of a change in control), the officer is entitled to receive a lump sum payment equal to three times the officer's annual salary and bonus (assuming for this purpose that all target performance goals have been achieved or, if higher, based on the average bonus for the last three years), plus any unpaid bonus owing for any completed performance period and the pro rata bonus for any current bonus period (based on the highest of the bonus assuming achievement of target performance, the average bonus for the past three years, or in the case of the unpaid bonus for any completed performance period, the actual bonus earned). The officer will also receive up to three years of additional employee benefits (including outplacement services and tax and financial counseling for three years and the value of three more years of pension accruals), payment of any excise taxes and other related taxes and payments for which the officer is responsible as a result of the agreement, and reimbursement of certain legal, tax and audit fees. The agreements also limit the conduct for which awards under Abbott's stock incentive programs can be terminated and generally permit options to remain exercisable for the remainder of their term. Independent compensation consultants confirm that the level of payments provided under the agreements is consistent with current market practice.

Performance Graph

The following graph compares the change in Abbott's cumulative total shareholder return on its common shares with the Standard and Poor's 500 Index and the Standard and Poor's 500 Health Care Index.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
DOLLARS
150
125
100
75
50
1998
1999
2000
2001
2002
2003
ASSUMING $100 INVESTED ON 12/31/98 WITH DIVIDENDS REINVESTED
S&P 500 INDEX
S&P 500 HEALTH CARE
ABBOTT LABORATORIES

Ratification of Independent Public Accountants (Item 2 on Proxy Card)

Abbott's bylaws provide that the audit committee shall appoint annually a firm of independent public accountants to serve as auditors. In October 2003, the audit committee appointed Deloitte & Touche LLP to act as auditors for 2004. Deloitte & Touche LLP has served as Abbott's auditors since 2002.

Although the audit committee has sole authority to appoint auditors, it would like to know the opinion of the shareholders regarding its appointment of Deloitte & Touche LLP as auditors for 2004. For this reason, shareholders are being asked to ratify this appointment. If the shareholders do not ratify the appointment of Deloitte & Touche LLP as auditors for 2004, the audit committee will take that fact into consideration, but may, nevertheless, continue to retain Deloitte & Touche LLP.

The board of directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as independent public accountants for 2004.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Audit Fees and Non-Audit Fees

The following table presents fees for professional audit services by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates ("the Deloitte Entities") for the audit of Abbott's annual financial statements for the years ended December 31, 2003 and December 31, 2002, and fees billed for other services rendered by the Deloitte Entities during these periods. Certain amounts for 2002 have been reclassified to conform to the 2003 presentation.

	2003	2002
Audit fees:(1)	$6,725,000	$4,748,000
Audit related fees:(2)	1,873,000	—
Tax fees:(3)	2,032,000	1,653,000
All other fees:(4)	—	120,000

Total	10,630,000	$6,521,000
(1)
The Deloitte Entities billed or will bill Abbott for professional services rendered for the audit of Abbott's annual financial statements and the review of Abbott's financial statements included in Abbott's quarterly reports on Securities and Exchange Commission Form 10-Q for the quarters ended March 31, 2003, June 30, 2002 and 2003, and September 30, 2002 and 2003. In addition, Abbott's former auditors, Arthur Andersen LLP and its affiliates, billed Abbott an aggregate of eighty-seven thousand dollars for professional services rendered for the review of Abbott's financial statements included in Abbott's quarterly report on Securities and Exchange Commission Form 10-Q for the quarter ended March 31, 2002.

(2)
Audit related fees include: employee benefit plan audits, accounting consultations and audits in connection with proposed acquisitions and divestitures, and internal control consultations related to Sarbanes-Oxley Section 404 compliance.

(3)
Tax fees consist principally of professional services rendered by the Deloitte Entities for tax compliance and tax planning and advice including assistance with tax audits and appeals, tax advice related to mergers and acquisitions and employee benefit plans.

(4)
Other fees in 2002 consist principally of professional services rendered by the Deloitte Entities for litigation support. No fees for other service were incurred in 2003.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditor

The audit committee has established policies and procedures to pre-approve all audit and permissible non-audit services performed by the Deloitte Entities after January 1, 2003.

Prior to engagement of the independent auditor for the next year's audit, management will submit a schedule of all proposed services expected to be rendered during that year for each of four categories of services to the audit committee for approval.

Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires the independent auditor and management to report actual fees versus the budget periodically by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent auditor.

The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the audit committee at its next scheduled meeting.

Change of Independent Public Accountants in 2002

Arthur Andersen LLP formerly served as Abbott's auditors. On March 15, 2002, Abbott's board of directors adopted the recommendation of its audit committee that Arthur Andersen LLP be dismissed as Abbott's auditors upon the later of: (i) the engagement of a new independent public accounting firm or (ii) the filing of Abbott's quarterly report on Securities and Exchange Commission Form 10-Q for the period ending March 31, 2002. On May 2, 2002, Abbott filed its quarterly report on Securities and Exchange Commission Form 10-Q for the period ending March 31, 2002 and dismissed Andersen as Abbott's auditors. Andersen's reports on Abbott's consolidated financial statements for each of the years ended December 31, 2000 and 2001 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2000 and 2001 and through May 2, 2002 (the date of the Form 8-K reporting the change in Abbott's certifying accountant) there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen's satisfaction, would have caused Andersen to make reference to the subject matter in connection with its report on Abbott's consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

On April 26, 2002, Abbott's board of directors, upon the recommendation of its audit committee, engaged Deloitte & Touche LLP as Abbott's independent auditors. During Abbott's two most recent fiscal years prior to the engagement of Deloitte as Abbott's independent auditors and the subsequent interim period through May 2, 2002, neither Abbott nor anyone on its behalf consulted with Deloitte regarding any of the matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Report of the Audit Committee

Management is responsible for Abbott's internal controls and the financial reporting process. The independent auditors are responsible for performing an audit of Abbott's financial statements in accordance with generally accepted auditing standards and for expressing an opinion on those financial statements based on their audit. The audit committee reviews these processes on behalf of the board of directors. In this context, the committee has reviewed and discussed the audited financial statements contained in the 2003 Annual Report on Form 10-K with Abbott's management and its independent auditors.

The committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the independent auditors their independence. The committee has also considered whether the provision of the services described on page 18 under the caption "Audit Fees and Non-Audit Fees" is compatible with maintaining the independence of the independent auditors.

Based on the review and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in Abbott's Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

Audit Committee

J. M. Greenberg, chairman, R. S. Austin, D. A. L. Owen, B. Powell Jr., and J. R. Walter.

Section 16(a) Beneficial Ownership Reporting Compliance

Due to a clerical oversight on the part of Abbott, an option grant was reported late for R. S. Austin, H. L. Fuller, J. M. Greenberg, D.A.L. Owen, B. Powell Jr., A. B. Rand, W. A. Reynolds, R. S. Roberts, W. D. Smithburg, and J. R. Walter, each of whom is a director of Abbott. In addition, one report for B. Powell Jr. of a charitable gift of stock was filed late.

Shareholder Proposals

Four shareholder proposals have been received. Abbott is advised that the proposals will be presented for action at the Annual Meeting. The proposed resolutions and the statements made in support thereof are presented below.

The board of directors recommends that you vote AGAINST the proposals.

Shareholder Proposal Concerning Prescription Drugs (Item 3 on Proxy Card)

Catholic Healthcare West, 185 Berry Street, Suite 300, San Francisco, California 94107-1739 owner of 87,500 Abbott common shares, and 13 other proponents have informed Abbott that they intend to present the following proposal at the meeting. Abbott will provide proponents' names and addresses to any shareholder who requests that information and, if provided by a proponent to Abbott, the number of Abbott common shares held by that proponent.

Resolved: That the Board of Directors review pricing and marketing policies and prepare a report (at reasonable cost and omitting proprietary information), available to shareholders by September, 2004, on how our company will respond to rising regulatory, legislative and public pressure to increase access to and affordability of needed prescription drugs.

Proponent's Statement in Support of Shareholder Proposal

The pharmaceutical industry faces a number of long-term challenges that threaten our Company's viability and could adversely affect shareholder value.

"The pharmaceutical industry and its legal representatives are now beset by a torrent of suits alleging fraud and predatory pricing, demands for more stringent regulation, and investigation of longstanding practices in patenting, promoting and producing drugs." (Drug Wars, American Bar Association Journal, December 2002).

The pharmaceutical industry "depends heavily on public trust" and is particularly vulnerable in times of crisis and/or controversy, according to Rating Research LLC. (Reputation Strength Rating, Rating Research LLC, June 2003).

Only 13% of people "normally believe a statement by a pharmaceutical company." (Attitudes to Government Regulation Vary Greatly For Different Industries, Harris Interactive, 2 April 2003).

57% of Americans think our industry "should be more regulated by government." Only 7% responded they preferred less regulation. (Attitudes to Government Regulation Vary Greatly For Different Industries, Harris Interactive, 2 April 2003).

In an annual survey conducted by Kaiser Commission on Medicaid and the Uninsured, nearly all states reported taking action to rein in prescription drug costs in the past year (Rising Costs Prompt States to Reduce Medicaid Further, NY Times, 23 September 2003).

Given the social and political pressures to resolve the issue of accessibility and affordability of healthcare in the US, we believe the directors of our company have a duty to inform shareholders of the steps taken to address the challenges confronting our industry: negative public perceptions, legal actions at state and federal levels on prescription access and anti-trust issues, law suits alleging antitrust and consumer fraud violations.

Board of Directors Statement in Opposition to the Shareholder Proposal Concerning Prescription Drugs (Item 3 on Proxy Card)

The Abbott board of directors recognizes the public's concerns about access to affordable medicines. Solutions to ensuring access and affordability for those most in need—the uninsured, elderly and poor—require the efforts of many parties, including government, medical professionals, health care companies and patients. For its part, Abbott is working to expand access to affordable medicines in a number of ways:

•
Product Access Programs. Abbott makes its medicines available through a number of product access programs to help patients who are uninsured, financially disadvantaged and not eligible for publicly funded prescription coverage.

•
Abbott's Patient Assistance Program. Since this physician-based referral program was launched in 1996, it has provided free Abbott medicines to hundreds of thousands of patients. In 2003, our program served over 152,000 patients and provided free products valued at $71 million.

•
Together Rx Discount Program. Abbott is a founding member of this prescription drug discount program along with six other pharmaceutical companies. Launched in mid-2002, the program has no enrollment fee and is available to qualifying seniors with limited incomes in the United States and Puerto Rico. This discount card is accepted at 98 percent of all retail pharmacies in the United States and provides discounts of approximately 20 percent to 40 percent at the point of sale for over 170 medicines. To date, the program has enrolled over 1.1 million members and accounted for approximately $245 million in savings to seniors. The program will continue until the Medicare drug benefit is implemented.

  •
  HUMIRA Medicare Assistance Program. Launched in January 2003, this program provides HUMIRA, Abbott's novel rheumatoid arthritis medicine, at no cost to Medicare-eligible seniors in the United States without prescription drug coverage. In 2003, the program served 6,360 patients, and provided free products valued at $52 million.

•
Pricing Practices. Pharmaceutical research and development is a risky enterprise. In 2003, Abbott invested nearly $1.8 billion in research and development, including over a billion dollars to develop new medicines to address unmet medical needs. When determining prices of its medicines, Abbott considers multiple factors, including research and development costs; manufacturing and quality assurance costs; therapeutic value of the product; and government regulations. As such, Abbott works to strike a balance between maximizing patient access, ensuring a sustainable return to fund future research and development, and meeting an obligation to earn a return for shareholders.

•
Public Policy Advocacy. Abbott has supported a Medicare prescription drug benefit since the inception of the National Bipartisan Commission on Medicare in 1997. In 2003, we worked with a diverse number of patient and health professional organizations to secure passage of this benefit. Thousands of patients have benefited as we worked with patient groups at the state and national levels to ensure economically disadvantaged patients are not denied access to needed treatments. For example, Abbott worked with oncology organizations to secure Medicare coverage for patients using oral cancer drugs, and with arthritis groups to secure coverage for patients using self-injectable medicines. We estimate that similar efforts have assisted 750,000 Medicaid patients to gain access to HIV and neurological medicines, and 142,000 Medicare patients to gain access to treatments for end stage renal disease. We also worked closely with state AIDS Drug Assistance Program (ADAP) directors and HIV community groups to increase funding for ADAP.

Abbott already provides information about these activities in our Global Citizenship Report. Another report on marketing and pricing practices is not necessary and does not address the issue of expanding access to affordable medicines.

The board of directors recommends that you vote AGAINST the proposal.

Shareholder Proposal Concerning Political Contributions (Item 4 on Proxy Card)

Mercy Investment Program, 205 Avenue C, #10E, New York, New York 10009, owner of 14,200 Abbott common shares, and the SEIU Master Trust, owner of 17,750 Abbott common shares, have informed Abbott that they intend to present the following proposal at the meeting:

Whereas:

The Pharmaceutical industry, and Abbott in particular, spend what we believe to be significant financial and other resources to support political candidates and political entities.

Between January 1, 1991 and December 31, 2002, the Pharmaceutical Research and Manufacturers Association and its members gave $57.9 million in political contributions, including more than $35.5 million in soft money donations to the national political parties and more than $22.4 million in Political Action Committee (PAC) donations to federal candidates. (Follow the Dollar Report, July 1, 2003, Common Cause).

Abbott donated $650,000 in 2002 in soft money and Political Action Committee funds, an increase of over 380% from 1992. (Pharmaceutical Manufacturing: Long-Term Contribution Trends, The Center for Responsive Politics, 2003).

Whereas:

Although there are various disclosure requirements for political contributions, in our opinion they are difficult for shareholders to access and they are not complete. For example, corporate soft money contributions are currently legal in 49 states, but the disclosure standards can vary. Also, while corporations are not allowed to make direct contributions to candidates, they are allowed to fund the administrative support for PACs to which employees make contributions. Corporations can also make unlimited contributions to "Section 527" organizations (political committees formed for the purpose of influencing elections, but not supporting or opposing specific candidates). These do not have to be reported.

Whereas:

We believe that our company should be using its resources to win in the marketplace through superior products and services to its customers, not because it has superior access to political leaders. Political power can change, in our opinion leaving companies relying on this strategy vulnerable. In addition public backlash can harm a company's reputation and, as a result, its longer-term business prospects.

Resolved: that the shareholders request the Board of Directors to adopt a policy to report annually to shareholders in a separate report on corporate resources devoted to supporting political entities or candidates on both state and federal levels. We suggest that the requested comprehensive report set forth and quantify, specifically and not in aggregate, company resources devoted to supporting political entities and candidates, to supporting third-party organizations which engage in political activity including section 527 organizations and related expenditures of money and other resources.

Board of Directors Statement in Opposition to the Shareholder Proposal Concerning Political Contributions (Item 4 on Proxy Card)

The Abbott board of directors views Abbott's participation in the political process on issues that impact health care and the company's success over the long term to be an appropriate role for a corporation operating within a democratic society. Information about the political contributions of Abbott and the Abbott Laboratories Employee Political Action Committee (AEPAC) is publicly available on the Federal Election Commission Web site (www.fec.gov) and state election Web sites. Similarly, information about Abbott's federal lobbying efforts is also available on the Web site of the Senate Office of Public Records at sopr.senate.gov.

Abbott's mission is to improve human health. As such, Abbott has a duty to patients, shareholders and employees to exercise its rights and ensure its voice is heard on public policy issues that influence patients' access to affordable and innovative medicines. In 2003, Abbott's top policy issue was to work with a diverse range of patient and health professional organizations to secure passage of a Medicare prescription drug benefit for seniors. Abbott also worked with patient groups to expand coverage of medicines to treat HIV/AIDS, epilepsy, oncology and rheumatoid arthritis under federal or state funded programs that assist economically disadvantaged patients.

Abbott and Abbott employees participate in the political process with contributions to federal and state political candidates and parties. All Abbott Laboratories Employee Political Action Committee (AEPAC) funds come from voluntary, personal contributions of Abbott employees. These AEPAC contributions represented the primary source of funds of those provided to political candidates and parties during the 2002 election cycle. Abbott and AEPAC's support is bipartisan and based on several criteria: a candidate's policy positions that reflect Abbott's interests; representation of geographic areas where Abbott employees and facilities are located; relevant legislative committee assignments; political track record; ability to be elected; and need for financial support.

We believe it is important to put these contributions in context. The Center for Responsive Politics ranked pharmaceutical and health care companies in terms of size of corporate, PAC and individual contributions during the 2002 election cycle; Abbott ranked 16 out of 20. Furthermore, as tracked by the Federal Election Commission, AEPAC was not ranked among the top 50 corporate PACs during the 2002 election cycle.

In light of these facts, we believe a separate annual report on Abbott and AEPAC's contributions is not needed.

The board of directors recommends that you vote AGAINST the proposal.

Shareholder Proposal Concerning the Grant of Stock Options to Senior Executives (Item 5 on Proxy Card)

Joseph M. Siegman, 41 Burning Tree Lane, Deerfield, Illinois 60015, owner of 750 Abbott common shares, has informed Abbott that he intends to present the following proposal at the meeting.

Resolved: As a shareholder of Abbott Laboratories (the "Company"), I urge the Board of Directors (the "Board") to adopt a policy prohibiting future stock option grants to senior executives. The Board shall implement this policy in a manner that does not violate any existing employment agreement or equity compensation plan.

Proponent's Statement in Support of Shareholder Proposal

Since the accounting scandals of Enron, WorldCom, and other companies, the role of stock options in executive compensation has become controversial. Critics of stock options have argued that they can be a powerful incentive for executives to manipulate earnings or engage in accounting fraud. By timing their stock option exercises, executives can also inappropriately trade on inside information.

Stock options provide incentives to executives that significantly differ from the interests of shareholders. Stock option grants promise executives all of the gain of share price increases with none of the risk of share price declines. For this reason, they can encourage excessive risk taking by executives. In contrast to direct stock holdings, stock options also discourage executives from increasing dividends because option holders are not entitled to dividends.

Banning stock options for senior executives will decouple executive pay from short-term price movements and the temptation for executives to inappropriately manipulate the Company's stock price in order to exercise their stock options. In my opinion, cash compensation should prevail—executives should get 30% of their cash compensation in stock to focus senior executives on building the sustained profitability of the Company.

Leading investors and regulators have questioned the appropriateness of using stock options in executive compensation. Portfolio Manager Bill Miller, whose Legg Mason Value Trust is the only mutual fund to beat the S&P 500 Index 11 years in a row, has said "I support the banning of stock options because anything that can be accomplished with options can be accomplished by giving stock directly. And it has none of the downside of options.'

Board of Directors Statement in Opposition to the Shareholder Proposal Concerning the Grant of Stock Options to Senior Executives (Item 5 on Proxy Card)

The Abbott board of directors opposes this resolution. The independent compensation committee must be able to exercise its judgment to align the executive compensation program with the long-term interests of Abbott shareholders, and with the company's corporate goals and strategies. The committee needs an appropriate mix of compensation tools to perform its function, including the judicious and balanced use of stock options.

To that end, officers of Abbott are required to build and retain a significant equity investment in the company—a practice supported by leading business organizations. The Chairman of the Business Roundtable's Corporate Governance Task Force said recently, "CEOs and other senior executives should build and maintain a significant equity investment in their companies to ensure their interests are aligned with long-term shareholders." Along with restricted stock, the committee uses stock option grants to achieve this goal. And, since stock options create real value only when the stock price increases, executives' interests are tied to those of Abbott's shareholders.

The committee conducts an annual evaluation of the company's executive compensation program, assisted by outside independent experts. This evaluation includes an assessment of the appropriate mix between restricted stock and stock options to ensure that the program is helping the company attract and retain management talent and is providing an incentive for Abbott executives to create long-term shareholder value.

The board of directors recommends that you vote AGAINST the proposal.

Shareholder Proposal Concerning Global Infectious Diseases (Item 6 on Proxy Card)

The Maryland Province of the Society of Jesus, 5704 Roland Avenue, Baltimore, Maryland 21210-1399, owner of 100 Abbott common shares, and 16 other proponents have informed Abbott that they intend to present the following proposal at the meeting. Abbott will provide the proponents' names and addresses to any shareholder who requests that information and, if provided by a proponent to Abbott, the number of Abbott common shares held by that proponent.

Whereas:

Shareholders have an interest in how our company's products are being utilized to address global health risks of common infectious diseases with respect to short term and long-term performance and risk;

According to UNAIDS, the HIV/AIDS pandemic is "creating or aggravating poverty among millions of people, eroding human capital, weakening government institutions and threatening business activities and investment";

Our company produces effective products for the treatment of HIV/AIDS and yet;

There are more than 42 million people worldwide currently living with HIV/AIDS, over 95% of whom live in the developing world and only 4% of whom have access to effective treatment;

Our company produces an effective product for the treatment of Malaria and yet;

People with Malaria have difficulty accessing an effective treatment that could save their lives and in some cases people are being treated with drugs that are no longer effective;

The final agreement on the World Trade Organization negotiations over paragraph 6 of the Doha Declaration related to easing access to essential medicines in developing countries has several riders. These riders place new regulatory burdens and additional uncertainty on countries and companies importing and exporting generic essential medicines;

While we affirm our company's partnership initiative with the government of Tanzania to modernize the country's public health infrastructure and develop services and care for people living with HIV/AIDS, we feel this is one focused response and does not address the scope and scale of the HIV/AIDS pandemic in southern Africa and other developing countries;

Core Ratings, a subsidiary of Fitch Ratings, first recognized as a nationally recognized statistical rating organization (NRSRO) by the SEC in 1975, has found that our company's performance relative to its pharmaceutical industry peers: 1) "has not demonstrated flexibility on patents"; 2) "has no formal policy on developing country diseases"; and 3) "its policy on clinical trials does not commit to adherence with WHO guidelines", (Philanthropy or Good Business? Emerging Market Issues for the Global Pharmaceutical Industry. Core Ratings, May 2003);

The World Bank reports that in southern Africa and other affected regions "a complete economic collapse will occur" unless there is a response to the HIV/AIDS pandemic. Even a "delay in responding to the outbreak of the epidemic, however, can lead to collapse." (The Long-Run Economic Costs of AIDS, June 2003, The World Bank)

We believe that these failures pose investment and public relations risks to our company's market value and good name:

Therefore Be It Resolved: Shareholders request that our Board review the economic effects of the HIV/AIDS, tuberculosis and malaria pandemics on the company's business strategy, and its initiatives to date, and report to shareholders within six (6) months following the 2004 annual meeting. This report developed at reasonable costs and omitting proprietary information will identify the impacts of these pandemics on the company.

Board of Directors Statement in Opposition to the Shareholder Proposal Concerning Global Infectious Diseases (Item 6 on Proxy Card)

The Abbott board of directors recognizes the serious social and health impact of HIV/AIDS globally, which also threatens the economic vitality of many developing countries. Solutions are not within the realm of a single company, industry or government, but will require the leadership, political will, expertise and financial resources of all sectors.

Abbott's long-term business strategy, which encompasses decisions about the company's research and development, product portfolio, entry into new markets and role as an employer around the world, takes into account multiple factors, including major trends such as HIV/AIDS. The company's strategy in HIV/AIDS has been to deploy its expertise, products, influence and other resources where they will make the greatest impact. Abbott is fighting HIV/AIDS on many fronts.

•
Research and Development. With more than 200 scientists dedicated to antiviral research and development, Abbott's most critical contribution is in the research and development of new and improved HIV medicines. Abbott is also working to characterize the genetic diversity of HIV in order to develop more sensitive diagnostic instruments to detect and monitor the virus.

•
Product Availability. Abbott markets its HIV medicines and diagnostic products to governments, health care institutions and other organizations around the world. In 68 of the world's poorest countries, the Abbott Access program provides Abbott's HIV medicines at a loss, and rapid HIV tests at no profit to the company. Additionally, Abbott is a member of the Accelerated Access Initiative, a cooperative endeavor of six U.N. agencies, including the World Health Organization and UNAIDS, and six research-based pharmaceutical companies to expand access to HIV medicines in developing countries.

•
Workplace Policy. As a global employer, Abbott has an opportunity to fight stigma and discrimination, the main barrier that keeps HIV positive individuals from seeking help. Abbott's global workplace policy protects employees against discrimination and ensures confidentiality. Abbott is among a handful of companies with a comprehensive AIDS-in-the-workplace program in Africa, covering education and prevention, voluntary counseling and testing, and treatment for employees and their families.

•
Humanitarian Programs. Abbott's ongoing AIDS-related humanitarian programs in the developing world are helping to fight stigma, expand access to treatment, prevent mother-to-child transmission of HIV, strengthen health care infrastructure and provide care for orphans and vulnerable children impacted by HIV. These programs, an investment totaling $100 million over five years, reflect partnerships with local communities, nongovernmental organizations, faith-based groups and governments.

•
Policy Advocacy. Last year, Abbott worked with many organizations to advocate for full funding of President Bush's Emergency Plan for AIDS Relief, which proposed $15 billion in foreign assistance to address HIV prevention, treatment, and care in developing countries. Abbott also continues to share key findings from its AIDS-related humanitarian programs with policymakers and other donors.

The CoreRatings Report's characterization of Abbott cited in the proposal is inaccurate. These are the facts.

•
Patents. With the exception of South Africa, Abbott does not have any patents on its HIV medicines in Africa. Moreover, Abbott's patents in South Africa do not stand in the way of access to these medicines, as they are already available in South Africa at a loss to Abbott through the Abbott Access program.

•
Diseases in developing countries. Some of Abbott's research and development programs address infectious diseases prevalent in the developing world, including HIV/AIDS and hepatitis C virus. Abbott also continues to invest in diagnostic tests for hepatitis B virus, hepatitis C virus, Chagas' disease, SARS virus, West Nile virus and malaria.

•
Clinical trials. Abbott's policies and practices ensure that global clinical research is conducted in accordance with the International Conference on Harmonization, WHO Guidelines for Good Clinical Practices (GCP), ethical principles of the Declaration of Helsinki, U.S. Food and Drug Administration regulations, and local regulations.

Abbott's response to the global HIV/AIDS pandemic is significant and reflects an appropriate and sustainable balance between commercial and philanthropic endeavors. The company already reports on its business strategy in regular updates with investors and through its Annual Report, and on its AIDS-related humanitarian initiatives in its Global Citizenship Report. Hence, another report as requested by this resolution is unnecessary.

The board of directors recommends that you vote AGAINST the proposal.

Other Matters

In 1999, shareholder derivative actions were filed against Abbott's then current directors and certain former directors relating to Abbott's alleged noncompliance with the United States Food and Drug Administration's Quality System Regulation at Abbott's Diagnostic Division facilities in Lake County, Illinois. In March 2001, the United States District Court for the Northern District of Illinois dismissed these complaints. The plaintiffs appealed to the United States Court of Appeals for the Seventh Circuit. In March 2003, the Seventh Circuit reversed the District Court's dismissal. The case has been remanded and discovery is proceeding. These derivative actions alleged the defendants breached their fiduciary duties by, among other things, allowing the alleged regulatory noncompliance and causing Abbott to pay $100 million to the federal government and withdraw certain medical diagnostic kits from the U.S. market. The plaintiffs requested unspecified monetary damages, including punitive and exemplary damages, to be paid to Abbott, reimbursement of their legal fees and costs, and various other forms of relief.

In 2001, shareholder derivative suits relating to the settlements reached by TAP Pharmaceutical Products Inc. with the United States Department of Justice and with each of the fifty states and the District of Columbia with respect to certain of TAP's marketing and pricing practices were filed in the Circuit Court of Cook County, Illinois against Abbott's current directors, with the exception of R. A. Gonzalez (who was not a director at the time of the settlements). TAP is a 50 percent owned joint venture of Abbott. These derivative actions allege that the defendants breached their fiduciary duties by failing to take action to prevent these marketing and pricing practices. The plaintiffs request a return of salaries, reimbursement of their legal fees and costs, and various other forms of relief. The case has been stayed.

In 2003, three shareholder derivative actions relating to the settlement reached by Abbott in connection with enteral nutrition marketing practices were filed against Abbott's current directors in the Circuit Court of Cook County, Illinois. The suits seek compensatory damages, return of salaries, attorneys fees and other forms of relief. All three actions have been consolidated and are pending in the Circuit Court of Cook County, Illinois. In January 2004, an additional shareholder derivative action related to the enteral nutrition settlement was filed in the United States District Court for the Northern District of Illinois. Abbott and the directors deny all substantive allegations and intend to move to dismiss the cases.

As required by its articles of incorporation, Abbott has advanced defense costs on behalf of the present and former directors named in these suits.

Date for Receipt of Shareholder Proposals for the 2005 Annual Meeting Proxy Statement

Shareholder proposals for presentation at the 2005 Annual Meeting must be received by Abbott no later than November 12, 2004 and must otherwise comply with the applicable requirements of the Securities and Exchange Commission to be considered for inclusion in the proxy statement and proxy for the 2005 meeting.

Procedure for Recommendation and Nomination of Directors and Transaction of Business at Annual Meeting

A shareholder may recommend persons as potential nominees for director by submitting the names of such persons in writing to the chairman of the nominations and governance committee or the secretary of Abbott. Recommendations should be accompanied by a statement of qualifications and confirmation of the person's willingness to serve. A nominee who is recommended by a shareholder following these procedures will receive the same consideration as other comparably qualified nominees.

A shareholder entitled to vote for the election of directors at an Annual Meeting and who is a shareholder of record on:

•
the record date for that Annual Meeting,

•
on the date the shareholder provides timely notice to Abbott, and

•
on the date of the Annual Meeting

may directly nominate persons for director by providing proper timely written notice to the secretary of Abbott. That notice must include the name, age, business address, residence address and principal occupation or employment of the nominee, the class and number of shares of Abbott owned by the nominee and any other information relating to the nominee that is required to be disclosed in solicitations for proxies pursuant to the Securities Exchange Act. In addition, the notice must include the name and record address of the nominating shareholder and the class and number of shares of Abbott owned by the nominating shareholder.

A shareholder of record on the record date for an Annual Meeting of Shareholders, the date the shareholder provides timely notice to Abbott and on the date of the Annual Meeting of Shareholders may properly bring business before the Annual Meeting by providing timely written notice to the secretary of Abbott. For each matter the shareholder proposes to bring before the Annual Meeting, the notice must include a brief description of the business to be discussed, the reasons for conducting such business at the Annual Meeting, the name and record address of the shareholder proposing such business, the class and number of shares of Abbott owned by the shareholder and any material interest of the shareholder in such business.

To be timely, written notice either to directly nominate persons for director or to bring business properly before the Annual Meeting must be received at Abbott's principal executive offices not less than ninety days and not more than one hundred twenty days prior to the anniversary date of the preceding Annual Meeting. If the Annual Meeting is called for a date that is not within twenty five days before or after such anniversary date, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or made public in a press release or in a filing with the Securities and Exchange Commission, whichever occurs first.

General

It is important that proxies be returned promptly. Shareholders are urged, regardless of the number of shares owned, to vote their shares. Most of Abbott's shareholders may vote their shares by telephone or the Internet. Shareholders who wish to vote by mail should sign and return their proxy card in the enclosed business reply envelope. Shareholders who vote by telephone or the Internet do not need to return their proxy card.

The Annual Meeting will be held at Abbott's headquarters, 100 Abbott Park Road, located at the intersection of Route 137 and Waukegan Road, Lake County, Illinois. Admission to the meeting will be by admission card only. A shareholder planning to attend the meeting should promptly complete and return the reservation form. Reservation forms must be received before April 16, 2004. An admission card admits only one person.

                          By order of the board of directors.

                          LAURA J. SCHUMACHER
                           SECRETARY

EXHIBIT A

ABBOTT LABORATORIES AUDIT COMMITTEE CHARTER

      1.  Purpose.  The Audit Committee of the Board of Directors shall assist the Board in fulfilling its oversight responsibility with respect to:

  •
  Abbott's accounting and financial reporting practices and the audit process;

  •
  the quality and integrity of Abbott's financial statements;

  •
  the independent auditors' qualifications, independence, and performance;

  •
  the performance of Abbott's internal audit function and internal auditors; and

  •
  legal and regulatory compliance (recognizing that other board committees assist the Board of Directors in reviewing certain areas of legal and regulatory compliance);

and shall prepare the report required by the rules of the Securities and Exchange Commission to be included in Abbott's annual proxy statement.

     2.  Organization.  The Audit Committee shall be composed of at least three (3) directors. Each member must satisfy the independence and financial literacy requirements of the New York Stock Exchange, Section 10A of the Securities Exchange Act of 1934, the rules under Section 10A (which rules shall be deemed included in any reference in this charter to Section 10A of the Exchange Act), and this charter, as such requirements are interpreted by the Board in its business judgment. At least one member of the Audit Committee shall have accounting or related financial management expertise. Director's fees are the only compensation an Audit Committee member may receive from Abbott. No member of the Audit Committee may serve simultaneously on the audit committee of more than three public companies. Abbott's Board shall appoint, and may remove, members of the Audit Committee and the Committee's Chairman, acting on the recommendation of Abbott's Nominations and Governance Committee.

     3.  Authority and Responsibilities.  The Audit Committee is directly responsible for the appointment, termination, compensation, and oversight of the work of Abbott's independent auditors (including the resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. It shall report regularly to the Board.

Abbott's independent auditors shall report directly to the Audit Committee. Abbott's internal auditors shall be ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall preapprove all permissible non-audit services and all audit, review or attest engagements required under the securities laws to be rendered by the independent auditors. Alternatively, Abbott may enter into engagements to render such services pursuant to pre-approval policies and procedures established by the Audit Committee; provided, that such polices and procedures are detailed as to the particular service, the Audit Committee is informed of each service and such policies and procedures do not include the delegation of Audit Committee responsibilities under the Exchange Act to management. Moreover, the pre-approval requirement for permissible non-audit services shall be waived under certain circumstances described in Section 10A of the Exchange Act.

The Audit Committee may, to the extent it deems necessary or appropriate, conduct or authorize investigations into any matter within the scope of its authority and may retain legal counsel, accountants and others to assist it in the conduct of its responsibilities, including investigations. The Audit Committee shall receive appropriate funding, as determined by the Audit Committee, from Abbott for payment of (a) compensation to the independent auditor employed by Abbott for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for Abbott, (b) compensation to any special legal, accounting or other consultants employed by the Audit Committee and (c) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties. The Audit Committee may consult with management and may delegate any of its responsibilities and duties to one or more members of the Audit Committee, except to the extent such delegation would be inconsistent with the requirements of the Exchange Act or the listing rules of the New York Stock Exchange.

The Audit Committee shall:

  •
  Prepare the report required by the rules of the Securities and Exchange Commission to be included in Abbott's annual proxy statement.

  •
  Meet separately, periodically, with Abbott's independent auditors, with Abbott's management and with Abbott's internal auditors.

A-1

  •
  At least annually, evaluate the qualifications, performance, and independence of Abbott's independent auditors and appoint a firm of independent public accountants to act as Abbott's independent auditors. This evaluation shall include the review and evaluation of the lead partner of Abbott's independent auditors and take into account the opinions of Abbott's management and internal auditors. In connection with this evaluation and appointment, the Audit Committee shall obtain and review a report by Abbott's then current independent auditors describing:

  —
  the independent auditors' internal quality-control procedures;

  —
  any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and

  —
  all relationships between the independent auditors and Abbott.

            The Audit Committee shall discuss with the independent auditors any relationships disclosed in that report and shall, if necessary, take appropriate action to ensure the auditors' independence.

  •
  Oversee compliance of Abbott's rotation policy for the partners and employees of its independent auditors with the requirements of Section 10A of the Exchange Act. The Audit Committee shall consider the regular rotation of Abbott's independent auditors and report its conclusions to the Board.

  •
  Review and discuss with management and the independent auditors:

  —
  the annual audited financial statements and quarterly financial statements, including Abbott's disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations (that is, under the section captioned "Financial Review") and the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, before their incorporation into Abbott's filings with the Securities and Exchange Commission;

  —
  the scope, procedures and fees for the proposed audit for the current year and, at its conclusion, review that audit including any comments or recommendations by the independent auditors;

  —
  earnings releases (paying particular attention to any use of "pro-forma" or "adjusted" non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies (this may be done generally and need not occur in advance of each earnings release or each instance in which Abbott may provide earnings guidance);

  —
  the responsibilities, budget and staffing of Abbott's internal audit function;

  —
  major issues regarding accounting principles and financial statement presentations, including significant changes in Abbott's selection or application of accounting principles and major issues as to the adequacy of Abbott's internal controls and any special audit steps adopted in light of material control deficiencies;

  —
  analyses prepared by management or Abbott's independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and

  —
  the effect of regulatory and accounting initiatives, as well as off-balance sheet structures (if any), on Abbott's financial statements.

  •
  Review and discuss with Abbott's independent auditors:

  —
  any problems or difficulties encountered in the course of the audit work, including any restrictions on the scope of the independent auditors' activities or on access to requested information and management's response, and any significant disagreements with management;

  —
  any report by the independent auditors required by Section 10A of the Exchange Act including any report relating to critical accounting policies and practices to be used in connection with the audit of Abbott, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of those alternative disclosures

A-2

      and treatments, and the treatment preferred by the independent auditors, and other material written communications between the independent auditors and management; and

    —
    any information obtained from the independent auditors with respect to illegal acts in accordance with Section 10A.

  •
  Review and discuss with Abbott's internal auditors the internal audit function, the department's authority and responsibilities, budget, staffing, independence, and reporting obligations, the proposed audit plan for the coming year, the coordination of that proposed audit plan with Abbott's independent auditors, the results of the internal audit and a specific review of any significant issues.

  •
  Review and discuss (with management, the internal auditors and the independent auditors, as appropriate) Abbott's major financial risk exposures and the steps management has taken to monitor and control those exposures, including Abbott's risk assessment and risk management policies.

  •
  Adopt guidelines governing the hiring of employees or former employees of the independent auditors who were engaged on Abbott's account in compliance with Section 10A of the Exchange Act.

  •
  Establish procedures for:

  —
  the receipt, retention and treatment of complaints received by Abbott regarding accounting, internal accounting controls or auditing matters, and

  —
  the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

  •
  Review any disclosures made to the Audit Committee by Abbott's chief executive officer or chief financial officer relating to their certification obligations under Rule 13a-14 under the Exchange Act.

  •
  Review with the independent auditors, internal auditors and financial management, the adequacy, effectiveness and quality of the Corporation's accounting and financial reporting principles, policies, procedures and controls, and elicit from them any recommendations for improvements.

     4.  Annual Performance Evaluation.  The Audit Committee shall review and assess the adequacy of its charter annually and recommend any proposed changes to the Board for approval. It also shall conduct an annual evaluation of the Audit Committee's performance.

A-3

Abbott Laboratories
100 Abbott Park Road
Abbott Park, Illinois 60064-6400 U.S.A.

Notice of Annual Meeting
of Shareholders
and Proxy Statement

Meeting Date
April 23, 2004

YOUR VOTE IS IMPORTANT!
Please sign and promptly return your proxy
in the enclosed envelope or vote your
shares by telephone or using the Internet.

Reservation Form for Annual Meeting

I am a shareholder of Abbott Laboratories and plan to attend the Annual
Meeting to be held at Abbott's headquarters, 100 Abbott Park Road, located at the intersection of Route 137 and Waukegan Road, Lake
County, Illinois at 9:00 a.m. on Friday, April 23, 2004.

Please send me an admission card for each of the following persons.

Name		Name

Please print name of shareholder		Please print name of guest
Address		Address

City		City

State	Zip Code	State	Zip Code

Phone Number ( )		Phone Number ( )

If you plan to attend the meeting, please complete and return the Reservation Form directly to Abbott Laboratories, Annual Meeting Ticket Requests, D-32L AP6D, 100 Abbott Park Road, Abbott Park, Illinois 60064-6049. Due to space limitations, Reservation Forms must be received before April 16, 2004. An admission card, along with a form of personal identification, admits one person. A shareholder may request two admission cards.
To avoid a delay in the receipt of your admission card, do not return this form with your proxy card or mail it in the enclosed business envelope.

PROXY

ABBOTT LABORATORIES

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned, revoking previous proxies, acknowledges receipt of the Notice and Proxy Statement dated March 9, 2004, in connection with the Annual Meeting of Shareholders of Abbott Laboratories to be held at 9:00 a.m. on April 23, 2004, at the corporation's headquarters, and hereby appoints MILES D. WHITE and LAURA J. SCHUMACHER, or either of them, proxy for the undersigned, with power of substitution, to represent and vote all shares of the undersigned upon all matters properly coming before the Annual Meeting or any adjournments thereof.

        If the undersigned is a participant in the Abbott Laboratories Stock Retirement Plan, then this card also instructs the plan's co-trustees to vote as specified at the 2004 Annual Meeting of Shareholders, and any adjournments thereof, all shares of Abbott Laboratories held in the undersigned's plan account upon the matters indicated and in their discretion upon such other matters as may properly come before the meeting.

        INSTRUCTIONS: This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Items 1 and 2 and AGAINST Items 3, 4, 5 and 6 and in accordance with the judgment of the proxy holders on any other matters that are properly brought before the meeting.

SEE REVERSE SIDE	(Important - Please sign and date on other side.)	SEE REVERSE SIDE

ABBOTT LABORATORIES

Your vote is important. Please vote immediately.

Vote-by-Internet		OR	Vote-by-Telephone
1.	Read the accompanying Proxy Statement and Proxy Card.		1.	Read the accompanying Proxy Statement and Proxy Card.
2.	Log on to the Internet and go to http://www.eproxyvote.com/abt		2.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683). For shareholders residing outside the United States call collect on a touch-tone phone 1-201-536-8073.
3.	Follow the instructions provided.		3.	Follow the recorded instructions.

Your vote is important! Go to http://www.eproxyvote.com/abt by 11:59 p.m. 4/22/04			Your vote is important! Call 1-877-PRX-VOTE by 11:59 p.m. 4/22/04

Do not return your Proxy Card if you are voting by Telephone or Internet.

DETACH HERE

☒	Please mark votes as in this example.
The Board of Directors recommends that you vote FOR Items 1 and 2.
1.	Election of 13 Directors.
	Nominees: (01) R.S. Austin, (02) H.L. Fuller, (03) R.A. Gonzalez, (04) J.M. Greenberg, (05) J.M. Leiden, (06) D.A.L. Owen, (07) B. Powell Jr., (08) A.B. Rand, (09) W.A. Reynolds, (10) R.S. Roberts, (11) W.D. Smithburg, (12) J.R. Walter, and (13) M.D. White.				The Board of Directors recommends that you vote AGAINST Items 3, 4, 5 and 6.
	FOR ☐	WITHHELD ☐				FOR	AGAINST	ABSTAIN
	For, except vote withheld from the above nominee(s).			3.	Shareholder Proposal - Prescription Drugs.	☐	☐	☐
				4.	Shareholder Proposal - Political Contributions.	☐	☐	☐
2.	Ratification of Deloitte & Touche LLP as auditors.			5.	Shareholder Proposal -	☐	☐	☐
	FOR ☐	AGAINST ☐	ABSTAIN ☐		Option Grants for Senior Executives.
				6.	Shareholder Proposal - Global Infectious Diseases.	☐	☐	☐
			MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐	Each joint tenant should sign; executors, administrators, trustees, etc. should give full title and, where more than one is named, a majority should sign. Please read other side before signing.
Signature:	Date:	Signature:	(If held jointly)	Date:

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Information about the Annual Meeting
Information Concerning Security Ownership
Information Concerning Nominees for Directors (Item 1 on Proxy Card)
Nominees for Election as Directors
The Board of Directors and its Committees
Committees of the Board of Directors
Communicating with the Board of Directors
Corporate Governance Materials
Compensation of Directors
Security Ownership of Executive Officers and Directors
Executive Compensation
Ratification of Independent Public Accountants (Item 2 on Proxy Card)
Change of Independent Public Accountants in 2002
Report of the Audit Committee
Section 16(a) Beneficial Ownership Reporting Compliance
Shareholder Proposals
Shareholder Proposal Concerning Prescription Drugs (Item 3 on Proxy Card)
Proponent's Statement in Support of Shareholder Proposal
Board of Directors Statement in Opposition to the Shareholder Proposal Concerning Prescription Drugs (Item 3 on Proxy Card)
Shareholder Proposal Concerning Political Contributions (Item 4 on Proxy Card)
Board of Directors Statement in Opposition to the Shareholder Proposal Concerning Political Contributions (Item 4 on Proxy Card)
Shareholder Proposal Concerning the Grant of Stock Options to Senior Executives (Item 5 on Proxy Card)
Proponent's Statement in Support of Shareholder Proposal
Board of Directors Statement in Opposition to the Shareholder Proposal Concerning the Grant of Stock Options to Senior Executives (Item 5 on Proxy Card)
Shareholder Proposal Concerning Global Infectious Diseases (Item 6 on Proxy Card)
Board of Directors Statement in Opposition to the Shareholder Proposal Concerning Global Infectious Diseases (Item 6 on Proxy Card)
Other Matters
Date for Receipt of Shareholder Proposals for the 2005 Annual Meeting Proxy Statement
Procedure for Recommendation and Nomination of Directors and Transaction of Business at Annual Meeting
General
ABBOTT LABORATORIES AUDIT COMMITTEE CHARTER